Exhibit 99.1

FOR IMMEDIATE RELEASE

NovaDel Pharma Receives Approvable Letter from the FDA for NitroMist™ (nitroglycerin lingual aerosol)

•	No clinical issues identified
•	Completion of process validation needed to gain approval
•	Plans in place for Par to launch upon approval

Flemington, NJ, June 2, 2005 - NovaDel Pharma Inc. (AMEX: NVD) received an approvable letter from the U.S. Food and Drug Administration regarding its New Drug Application (NDA) for NitroMist™ (nitroglycerin lingual aerosol), indicated for acute relief of an attack or acute prophylaxis of angina pectoris due to coronary artery disease.

The company believes that the Food and Drug Administration will give final approval once the company completes its previously agreed-to manufacturing process validation commitments. The FDA is not requiring any additional clinical studies for approval.

“We are extremely pleased with this approvable letter which validates our lingual spray technology and our ability to successfully bring a product through the development and regulatory processes. Furthermore, it confirms the appropriateness of the 505(b)(2) NDA regulatory path for our lingual spray products which can reduce the time to approval,” said Gary Shangold M.D, President and CEO of NovaDel. “We are already moving towards completion of the process validation work required for approval and believe a complete response can be submitted to FDA in an expeditious manner.”

NovaDel has partnered with Par Pharmaceutical Companies, Inc. (NYSE: PRX) who has exclusive rights to market, sell and distribute NitroMist™ in the US and Canada. NovaDel receives milestone payments and royalties on sales of the product. Manufacturing of the product will occur at the Manati, Puerto Rico facility of Inyx, Inc. (OTC BB: IYXI).

NitroMist™ is a pending trademark of Par Pharmaceutical Companies, Inc.

About NovaDel Pharma, Inc.
NovaDel Pharma, Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the- counter drugs. The company's proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at www.novadel.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information: NovaDel Pharma Inc. Michael Spicer Chief Financial Officer (908) 782-3431 ext. 2550	Investor Contact: Christie Mazurek/Ross D’Eredita Media Contact: Stephanie Schroder/Janet Vasquez The Investor Relations Group (212) 825-3210